                                  PRESS RELEASE

         ---------------------------------------------------------------

                            American List Corporation
                     330 Old Country Road, Mineola NY 11501

For Immediate Release                                       FINAL COPY

Date:       March 19, 1997
Contact:    Donald Damore, Vice President
Phone:      (516) 248-6100
Fax:        (516) 248-6364

            AMERICAN LIST FURNISHES ADDITIONAL INFORMATION REGARDING
             MERGER AGREEMENT AND CLARIFIES FOURTH QUARTER EARNINGS

American List Corp. (AMEX:AMZ) furnishes the following additional information with respect to the number of shares of common stock of Snyder Communications, Inc. (NYSE:SNC) to be issued for each share of American List in connection with the previously announced merger. In the event that the average trading price of Snyder common stock for the twenty day period ending on the third day prior to the closing (the "Average Trading Price") equals or exceeds $32.00, one share of Snyder common stock will be issued for each share of American List common stock. In the event that the Average Trading Price equals or exceeds $28.00 but is less than $32.00, the number of shares of Snyder common stock issuable for each share of American List common stock will equal the quotient of $32.00 divided by the Average Trading Price. In the event that the Average Trading Price equals or exceeds $26.00 but is less than $28.00, 1.14 shares of Snyder common stock will be issuable for each share of American List common stock. In the event that the Average Trading Price is less than $26.00 and the merger agreement is not otherwise terminated in accordance with its terms, the number of shares of Snyder common stock issuable for each share of American List common stock will equal the quotient of $29.71 divided by the Average Trading Price.

The Company also corrects its earlier announcement of earnings for the fourth quarter of fiscal 1996. The Company announces that for the fourth quarter ended February 29, 1996, it reported revenues of $5.7 million and net income of $0.55 per share rather than $0.42 per share.